EXHIBIT 10.8

MORGAN STANLEY

2007 NOTIONAL LEVERAGED CO-INVESTMENT PLAN

[FISCAL YEAR] AWARD CERTIFICATE FOR CERTAIN

MANAGEMENT COMMITTEE MEMBERS

TABLE OF CONTENTS FOR AWARD CERTIFICATE

1.	Your award generally	2

2.	Vesting schedule	3

3.	Distributions	3

4.	Death, Disability and Full Career Retirement	3

5.	Governmental Service	4

6.	Qualifying Termination	5

7.	Specified employees	5

8.	Cancellation of Plan Interest under certain circumstances	5

9.	Obligations you owe to the Firm	7

10.	Designation of a beneficiary	7

11.	No entitlements	7

12.	Consents under local law	8

13.	Award modification	8

14.	Incorporation of the Plan document	8

15.	Governing law	8

16.	Defined terms	9

MORGAN STANLEY

2007 NOTIONAL LEVERAGED CO-INVESTMENT PLAN

AWARD CERTIFICATE FOR CERTAIN MANAGEMENT COMMITTEE MEMBERS

FISCAL YEAR [    ]

Morgan Stanley has awarded you an interest in the Morgan Stanley 2007 Notional Leveraged Co-Investment Plan (the “Plan”) as part of your discretionary long-term incentive compensation for services provided during Fiscal Year [    ] and as an incentive for you to remain in Employment and provide services to the Firm through the Scheduled Vesting Dates. This award certificate (the “Award Certificate”) sets forth the general terms and conditions of your Fiscal Year [    ] award under the Plan. The initial value of your Fiscal Year [    ] award (your “Allocation”) has been communicated to you independently.

If you are employed outside the United States, you have also received an “International Supplement” that contains supplemental terms and conditions for your Fiscal Year [    ] award. You should read this Award Certificate in conjunction with the International Supplement, if applicable, and the Plan document in order to understand the terms and conditions of your Fiscal Year [    ] award.

Your Fiscal Year [    ] award is made pursuant to the Plan. References to “Allocation” and “Plan Interest” in this Award Certificate mean only your Allocation and Plan Interest related to your Fiscal Year [    ] award, and the terms and conditions herein apply only to such award. If you receive any other award under the Plan, it will be governed by the terms and conditions of the applicable award documentation, which may be different from those herein.

The purposes of the Fiscal Year [    ] award are, among other things, to enhance the portion of any discretionary Above Base Compensation that would otherwise be awarded to you in the form of Morgan Stanley equity compensation or other mandatory long-term incentive compensation and to facilitate the allocation of such compensation to the notional investment opportunities afforded by the Plan, as well as to reward you for your continued employment and service to the Firm in the future, to protect the Firm’s interests in non-public, confidential and/or proprietary information, products, trade secrets, customer relationships, and other legitimate business interests, and to ensure an orderly transition of responsibilities. In view of these purposes, you will earn each portion of your Plan Interest only if you do not engage in any activity that is a cancellation event set forth in Section 8 below. Therefore, even if your Plan Interest has vested, you will have no right to your Plan Interest if a cancellation event occurs under the circumstances set forth in set forth in Section 8 below. You will be required to provide Morgan Stanley with such written certification or other evidence as Morgan Stanley deems appropriate, from time to time in its sole discretion, to confirm that no cancellation event has occurred. If you fail to provide such certification or evidence, Morgan Stanley will cancel your Plan Interest.

Section 409A imposes rules relating to the taxation of deferred compensation, including your Fiscal Year [    ] award. The Firm reserves the right to modify the terms of your Fiscal Year [    ] award, including, without limitation, the distribution and other payment provisions applicable to your Plan Interest, to the extent necessary or advisable to comply with Section 409A.

Capitalized terms used in this Award Certificate that are not defined in the text have the meanings set forth in Section 16 below. Capitalized terms used in this Award Certificate that are not defined in the text or in Section 16 below have the meanings set forth in the Plan.

1.	Your award generally.

(a) Allocation and Account. Your Allocation is credited to an Account as of the Date of the Award. Your Allocation (or portion thereof) will accrue notional interest at the Participant Applicable Rate from the Date of the Award: (i) until the Firm notionally invests your Allocation (or such portion thereof) in one or more Notional Plan Investments, or (ii) if the Firm does not notionally invest your Allocation (or such portion thereof) in one or more Notional Plan Investments, until the applicable Distribution Date.

(b) Notional Advance. At the time that your Allocation (or portion thereof) is notionally invested in a Notional Plan Investment, a Notional Advance in an amount equal to your Allocation (or such portion thereof) multiplied by two will be added to your Account for purposes of enhancing your notional investment in such Notional Plan Investment.1

Each Notional Advance will accrue notional interest at the Morgan Stanley Applicable Rate during the period that the Notional Advance is deemed to be outstanding (i.e., from the date of the addition of the Notional Advance to your Allocation (or portion thereof) until and to the extent the Notional Advance is subsequently satisfied in accordance with the Plan).

(c) Notional Plan Investments. Your Account will initially be notionally invested approximately [insert names of Notional Plan Investments and approximate percentage allocations relating thereto]. You will have no discretion to re-index or notionally re-invest your account. The Firm may, in its sole discretion, change your allocation percentages and the Notional Plan Investments at any time.

[1]	The notional advance presented in this form of Award Certificate is indicative. The notional advance applicable to awards may vary.

2.	Vesting schedule.

Except as otherwise provided in this Award Certificate, your Plan Interest will vest according to the following schedule: (i) 50% of your Plan Interest will vest on the First Scheduled Vesting Date, and (ii) the remaining portion of your Plan Interest will vest on the Second Scheduled Vesting Date.2 The special vesting terms set forth in Sections 4, 5 and 6 of this Award Certificate apply (i) if your Employment terminates by reason of your death or Disability, (ii) upon your Full Career Retirement, (iii) upon Governmental Service Termination, or (iv) upon a Qualifying Termination. Your vested Plan Interest remains subject to the cancellation provisions set forth in this Award Certificate and the withholding provisions set forth in the Plan and Section 9 below.

3.	Distributions.

Except as otherwise provided in this Award Certificate, distributions of your share of any Proceeds with respect to your vested Plan Interest will commence on the Earliest Distribution Date and subsequent distributions will be made on the applicable Distribution Date(s) thereafter in accordance with Section 10 of the Plan and subject to Section 11 of the Plan. With respect to any Closed-End Investment, Section 10(b) of the Plan shall apply to your applicable Total Notional Investment.3

4.	Death, Disability and Full Career Retirement.

The following special vesting, distribution and other payment terms apply to your Plan Interest:

(a) Death during Employment. If your Employment terminates due to death, the unvested portion of your Plan Interest will vest in full on the date of your death. The fair value (determined by reference to the value that the Firm’s books and records show as of the most recently concluded Fiscal Quarter end preceding the date of death) of your vested Plan Interest will be distributed to the beneficiary you have designated pursuant to Section 10 or the legal representative of your estate, as applicable, upon your death, provided that your estate or beneficiary notifies the Firm of your death within 60 days following your death.

(b) Death after termination of Employment. If you die after the termination of your Employment, the fair value (determined by reference to the value that the Firm’s books and records show as of the most recently concluded Fiscal Quarter end preceding the date of your death) of the vested portion of your Plan Interest that you held at the time of your death will be distributed to the beneficiary you have designated pursuant to Section 10 or the legal representative of your estate, as applicable, upon your death, provided that your estate or beneficiary notifies the Firm of your death within 60 days following your death.

[2]	The vesting schedule presented in this form of Award Certificate is indicative. The vesting schedule applicable to awards may vary.
[3]	The distribution schedule presented in this form of Award Certificate is indicative. The distribution schedule applicable to awards may vary.

(c) Disability or Full Career Retirement. If your Employment terminates due to Disability or in a Full Career Retirement, the unvested portion of your Plan Interest will vest in full on the date your Employment terminates. Distributions in respect of your share of any Proceeds will be made to you on each applicable Distribution Date in accordance with Section 10 of the Plan and subject to Section 11 of the Plan. The cancellation provisions set forth in Section 8 below will continue to apply until the Earliest Distribution Date.

5.	Governmental Service.

(a) General treatment of Plan Interest upon Governmental Service Termination. If your Employment terminates in a Governmental Service Termination and not involving a cancellation event set forth in Section 8 below, then, provided that you sign an agreement satisfactory to the Firm relating to your obligations pursuant to Section 5(c), the unvested portion of your Plan Interest will vest on the date of your Governmental Service Termination. The fair value (determined by reference to the value that the Firm’s books and records show as of the last day of the calendar quarter in which your Governmental Service Termination occurred) of your Plan Interest that you held at the time of your Governmental Service Termination will be distributed to you on the date of your Governmental Service Termination.

(b) General treatment of vested Plan Interest upon commencement of employment with a Governmental Employer following termination of Employment. If your Employment terminates other than in a Governmental Service Termination and not involving a cancellation event and, following your termination of Employment, you accept employment with a Governmental Employer, then, provided that you sign an agreement satisfactory to the Firm relating to your obligations pursuant to Section 5(c), then, the fair value (determined by reference to the value that the Firm’s books and records show as of the last day of the calendar quarter preceding the date on which you commence such employment) of your Plan Interest that you held at the time of your commencement of employment with such Governmental Employer will be distributed to you upon your commencement of such employment, provided that you present the Firm with satisfactory evidence demonstrating that as a result of such employment the divestiture of your Plan Interest is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflict of interests law applicable to you at such Governmental Employer.

(c) Repayment obligation. If you engage in any activity constituting a cancellation event set forth in Section 8 within the applicable period of time that would have resulted in cancellation of all or a portion of your Plan Interest (had it not become vested and distributed pursuant to Section 5(a) or 5(b) above), you will be required to pay to Morgan Stanley (i) an amount equal to the amount distributed to you pursuant to Section 5(a) or 5(b) above) plus, (ii) interest on such amount at the average rate of interest the Firm paid to borrow money from financial institutions during the period from the date of distribution to you pursuant to Section 5(a) or 5(b) above through the date preceding the date of repayment by you pursuant to this Section 5(c).

6.	Qualifying Termination.

If your Employment terminates in a Qualifying Termination, the unvested portion of your Plan Interest will vest in full, cancellation provisions will lapse, and the fair value (determined by reference to the value that the Firm’s books and records show as of the most recently concluded fiscal quarter end preceding the date of your Qualifying Termination) of your Plan Interest at such time will be paid on the date of your Qualifying Termination.

7.	Specified employees.

Notwithstanding any other terms of this Award Certificate, if Morgan Stanley considers you to be one of its “specified employees” as defined in Section 409A at the time of your Separation from Service, any distribution under the Plan that otherwise would occur upon your Separation from Service (including, without limitation, any distributions deferred due to Section 162(m) of the Internal Revenue Code, as provided in Section 11(d) of the Plan, and distributions that otherwise would occur upon your Qualifying Termination, as provided in Section 6) will be delayed for six months after your Separation from Service, and such distribution will commence on the first business day following the date that is six months after your Separation from Service; provided, however, that in the event that your death, your Governmental Service Termination or your employment with a Governmental Employer following your termination of Employment under circumstances set forth in Section 5(b) occurs at any time after the Date of the Award, payment will be made in accordance with Section 4(a), 4(b), 5(a) or 5(b), as applicable.

8.	Cancellation of Plan Interest under certain circumstances.

The cancellation events set forth in this Section 8 are designed, among other things, to protect the Firm’s interests in non-public, confidential and/or proprietary information, products, trade secrets, customer relationships, and other legitimate business interests, and to ensure an orderly transition of responsibilities. This Section 8 shall apply notwithstanding any other terms of this Award Certificate (except where sections in this Award Certificate specifically provide that the cancellation events set forth in this Section 8 no longer apply).

Your Plan Interest, even if vested, is not earned until the Earliest Distribution Date and will be canceled prior to such Distribution Date in any of the following circumstances:

(a) Competitive Activity. If you engage in Competitive Activity following the voluntary termination of your Employment, and before the Earliest Distribution Date, the following shall apply:

(1) If your Competitive Activity occurs before the First Scheduled Vesting Date, then your entire Plan Interest will be canceled immediately; and

(2) If your Competitive Activity occurs on or after the First Scheduled Vesting Date, then:

(i) 50% of your Plan Interest will be canceled immediately; and

(ii) Distributions in respect of your share of any Proceeds related to the remaining portion of your Plan Interest will be made to you on each applicable Distribution Date in accordance with Section 10 of the Plan, subject to all other terms and conditions set forth in this Award Certificate and the Plan (including, without limitation, the cancellation provisions of Section 8(b) below, Section 11 of the Plan and the withholding provisions of the Plan and Section 9 below).

(b) Other Events. If any of the following events occur at any time prior to the Earliest Distribution Date, your entire Plan Interest (whether or not vested) will be canceled immediately:

(1) Your Employment is terminated for Cause;

(2) Following the termination of your Employment, the Firm determines that your Employment could have been terminated for Cause (for these purposes, “Cause” will be determined without giving consideration to any “cure” period included in the definition of “Cause”);

(3) You disclose Proprietary Information to any unauthorized person outside the Firm, or use or attempt to use Proprietary Information other than in connection with the business of the Firm, where such disclosure, use or attempt to use may be adverse to the interests of the Firm; or you fail to comply with your obligations (either during or after your Employment) under the Firm’s Code of Conduct (and any applicable supplements) or otherwise existing between you and the Firm, relating to an assignment, procurement or enforcement of rights in Proprietary Information;

(4) You engage in a Wrongful Solicitation;

(5) You make any Unauthorized Comments; or

(6) You resign from your employment with the Firm without having provided the Firm prior written notice of your resignation at least:

(i) 180 days before the date on which your employment with the Firm terminates if you are a member of the Management Committee at the time of notice of your resignation;

(ii) 90 days before the date on which your employment with the Firm terminates if clause (i) of this Section 8(b)(6) does not apply to you and you are a Managing Director (or equivalent title) at the time of notice of your resignation;

(iii) 60 days before the date on which your employment with the Firm terminates if you are an Executive Director (or equivalent title) at the time of notice of your resignation; and

(iv) 30 days before the date on which your employment with the Firm terminates if none of clauses (i) through (iii) of this Section 8(b)(6) apply to you at the time of notice of your resignation.

9.	Obligations you owe to the Firm.

Morgan Stanley may not withhold from any distribution under the Plan to satisfy obligations that you owe to the Firm except (i) to the extent such withholding is authorized under the withholding provisions of the Plan and (ii) to the extent such withholding is not prohibited by Section 409A and would not cause you to recognize income for United States federal income tax purposes prior to the time of distribution of your Plan Interest or to incur interest or additional tax under Section 409A.

10.	Designation of a beneficiary.

You may make a written designation of beneficiary or beneficiaries to receive all or part of the amounts to be distributed or paid in respect of your Plan Interest in the event of your death. To make a beneficiary designation, you must complete and submit the Beneficiary Designation form on the Executive Compensation Department website at [insert website address]. Your share of any Proceeds that become payable upon your death, and as to which a designation of beneficiary is not in effect, will be distributed to your estate.

You may replace or revoke your beneficiary designation at any time. If there is any question as to the legal right of any beneficiary to receive amounts to be distributed or paid in respect of your Plan Interest in the event of your death, Morgan Stanley may determine in its sole discretion to distribute the amounts in question to your estate. Morgan Stanley’s determination shall be binding and conclusive on all persons and it will have no further liability to anyone with respect to such amounts.

11.	No entitlements.

(a) No right to continued Employment. This Fiscal Year [    ] award is not an employment agreement, and nothing in this Award Certificate, the International Supplement, if applicable, or the Plan shall alter your status as an “at-will” employee of the Firm or your employment status at a Related Employer. None of this Award Certificate, the International Supplement, if applicable, or the Plan shall be construed as guaranteeing your employment by the Firm or a Related Employer, or as giving you any right to continue in the employ of the Firm or a Related Employer, during any period (including without limitation the period between the Date of the Award and any of the First Scheduled Vesting Date, the Second Scheduled Vesting Date or any Distribution Date, or any portion of any of these periods), nor shall they be construed as giving you any right to be reemployed by the Firm or a Related Employer following any termination of Employment.

(b) No right to future awards. This award and all other awards made pursuant to the Plan are discretionary. This award does not confer on you any right or entitlement to receive another award under the Plan or any other award at any time in the future or in respect of any future period.

(c) No effect on future employment compensation. Morgan Stanley has made this award to you in its sole discretion. This award does not confer on you any right or entitlement to receive compensation in any specific amount for any future Fiscal Year, nor does it diminish in any way the Firm’s discretion to determine the amount, if any, of your compensation. This award is not part of your base salary or wages and will not be taken into account in determining any other employment-related rights you may have, such as rights to pension or severance pay.

12.	Consents under local law.

Your award is conditioned upon the making of all filings and the receipt of all consents or authorizations required to comply with, or required to be obtained under, applicable local law.

13.	Award modification.

Morgan Stanley reserves the right to modify or amend unilaterally the terms and conditions of your Fiscal Year [    ] award, without first asking your consent, or to waive any terms and conditions that operate in favor of Morgan Stanley. These amendments may include (but are not limited to) changes that Morgan Stanley considers necessary or advisable as a result of changes in any, or the adoption of any new, Legal Requirement. Morgan Stanley may not modify your Fiscal Year [    ] award in a manner that would materially impair your rights in your Fiscal Year [    ] award without your consent; provided, however, that Morgan Stanley may, without your consent, amend or modify your Fiscal Year [    ] award in any manner that Morgan Stanley considers necessary or advisable to comply with any Legal Requirement or to ensure that your Fiscal Year [    ] award is not subject to United States federal, state or local income tax or any equivalent taxes in territories outside the United States prior to payment or distribution. Morgan Stanley will notify you of any amendment of your Fiscal Year [    ] award that affects your rights. Any amendment or waiver of a provision of this Award Certificate (other than any amendment or waiver applicable to all recipients generally), which amendment or waiver operates in your favor or confers a benefit on you, must be in writing and signed by the Global Head of Human Resources or the Chief Administrative Officer (or if such positions no longer exist, by the holder of an equivalent position) to be effective.

14.	Incorporation of the Plan document.

The Plan document (including, without limitation, Sections 4(d) and 7 of the Plan) is incorporated in this Award Certificate by reference. In the event of any conflict or inconsistency between the Plan document and this Award Certificate, the Plan document will govern and the Award Certificate will be interpreted to minimize or eliminate any such conflict or inconsistency; provided, however, that to the extent this Award Certificate expressly provides that a definition set forth in Section 2 of the Plan is modified by a definition set forth in this Award Certificate, such modified definition, as set forth in this Award Certificate, will govern.

15.	Governing law.

This Award Certificate and the related legal relations between you and Morgan Stanley will be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

16.	Defined terms.

For purposes of this Award Certificate, the following terms shall have the meanings set forth below:

(a) A “Cancellation Event” means any cancellation event set forth in Section 8 above.

(b) “Cause” means:

(1) any act or omission which constitutes a breach of your obligations to the Firm (including, without limitation, your failure to comply with any notice or non-solicitation restrictions that may be applicable to you) or your failure or refusal to perform satisfactorily any duties reasonably required of you, which breach, failure or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of your incapacity due to physical or mental illness) within ten (10) business days after written notification thereof to you by the Firm;

(2) your commission of any dishonest or fraudulent act, or any other act or omission, which has caused or may reasonably be expected to cause injury to the interest or business reputation of the Firm; or

(3) your violation of any securities, commodities or banking laws, any rules or regulations issued pursuant to such laws, or rules or regulations of any securities or commodities exchange or association of which the Firm is a member or of any policy of the Firm relating to compliance with any of the foregoing.

(c) A “Change in Control” shall be deemed to have occurred if any of the following conditions shall have been satisfied:

(1) any one person or more than one person acting as a group (as determined under Section 409A), other than (A) any employee plan established by Morgan Stanley or any of its Subsidiaries, (B) Morgan Stanley or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by stockholders of Morgan Stanley in substantially the same proportions as their ownership of Morgan Stanley, is or becomes, during any twelve-month period, the beneficial owner, directly or indirectly, of securities of Morgan Stanley (not including in the securities beneficially owned by such person(s) any securities acquired directly from Morgan Stanley or its affiliates other than in connection with the acquisition by Morgan Stanley or its affiliates of a business) representing 50% or more of the total voting power of the stock of Morgan Stanley; provided, however, that the provisions of this subsection (1) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (3) below;

(2) a change in the composition of the Board such that, during any twelve-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by Morgan Stanley’s stockholders, was approved by a vote of at least a majority of the directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board;

(3) the consummation of a merger or consolidation of Morgan Stanley with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of Morgan Stanley (or any direct or indirect subsidiary of Morgan Stanley) pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of Morgan Stanley outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) 50% or more of the total voting power of Morgan Stanley stock (or if Morgan Stanley is not the surviving entity of such merger or consolidation, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and, provided, further, that a merger or consolidation effected to implement a recapitalization of Morgan Stanley (or similar transaction) in which no person (as determined under Section 409A) is or becomes the beneficial owner, directly or indirectly, of securities of Morgan Stanley (not including in the securities beneficially owned by such person any securities acquired directly from Morgan Stanley or its affiliates other than in connection with the acquisition by Morgan Stanley or its affiliates of a business) representing 50% or more of either the then outstanding shares of Morgan Stanley common stock or the combined voting power of Morgan Stanley’s then outstanding voting securities shall not be considered a Change in Control; or

(4) the complete liquidation of Morgan Stanley or the sale or disposition by Morgan Stanley of all or substantially all of Morgan Stanley’s assets in which any one person or more than one person acting as a group (as determined under Section 409A) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets from Morgan Stanley that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of Morgan Stanley immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (1) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of Morgan Stanley common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of Morgan Stanley immediately prior to such transaction or series of transactions and (2) no event or circumstances described in any of clauses (1) through (4) above shall constitute a Change in Control unless such event or circumstances also constitute a change in the ownership or effective control of Morgan Stanley, or in the ownership of a substantial portion of Morgan Stanley’s assets, as defined in Section 409A and the regulations and guidance thereunder. In addition, no Change in Control shall be deemed to have occurred upon the acquisition of additional control of Morgan Stanley by any one person or more than one person acting as a group that is considered to effectively control Morgan Stanley.

For purposes of the provisions of this Award Certificate, terms used in the definition of a Change in Control shall be as defined or interpreted pursuant to Section 409A.

(e) “Competitive Activity” means:

(1) becoming, or entering into any arrangement as, an employee, officer, partner, member, proprietor, director, independent contractor, consultant, advisor, representative or agent of, or serving in any similar position or capacity with, a Competitor, where you will be responsible for providing, or managing or supervising others who are providing, services (x) that are similar or substantially related to the services that you provided to the Firm, or (y) that you had direct or indirect managerial or supervisory responsibility for at the Firm, or (z) that call for the application of the same or similar specialized knowledge or skills as those utilized by you in your services for the Firm, in each such case, at any time during the year preceding the termination of your employment with the Firm; or

(2) either alone or in concert with others, forming, or acquiring a 5% or greater equity ownership, voting interest or profit participation in, a Competitor.

(f) “Competitor” means any corporation, partnership or other entity that is engaged in any activity, or that owns a significant interest in any corporation, partnership or other entity, that competes with any business activity the Firm engages in, or that you reasonably knew or should have known that the Firm was planning to engage in, at the time of the termination of your Employment.

(g) “Date of the Award” means [insert grant date, which typically will coincide approximately with the end of the fiscal year in respect of which the award is made].

(h) “Disability” means any condition that would qualify for a benefit under any group long-term disability plan maintained by the Firm and applicable to you.

(i) “Distribution Date” means, (i) with respect to a Closed-End Investment, the Single Closed-End Distribution Date, or in the event such distributions are governed by Section 10(a) of the Plan, the Earliest Distribution Date and all Subsequent Closed-End Distribution Dates (including the Final Distribution Date) and (ii) with respect to an Open-End Investment, the Earliest Distribution Date and any Subsequent Open-End Distribution Date(s).

(j) “Earliest Distribution Date” means the first date on which your share of Proceeds, if any, from Notional Plan Investments will be distributed. With respect to your vested Plan Interest, the Earliest Distribution Date is [third anniversary of January 2 following the Date of the Award].4

[4]	The earliest distribution date presented in this form of Award Certificate is indicative. The earliest distribution date applicable to awards may vary.

(k) “Employed” and “Employment” refer to employment with the Firm and/or Related Employment.

(l) “Final Distribution Date” means the date on which the Firm shall make its final distribution to you in accordance with Section 10(a)(iii) of the Plan. The Final Distribution Date is [twelfth anniversary of January 15 following the Date of the Award].5

(m) The “Firm” means Morgan Stanley (including any successor thereto) together with its subsidiaries and affiliates. For purposes of the definitions of “Cause,” “Proprietary Information,” “Unauthorized Comments” and “Wrongful Solicitation” set forth in this Award Certificate, references to the “Firm” shall refer severally to the Firm as defined in the preceding sentence and your Related Employer, if any. For purposes of the cancellation provisions set forth in this Award Certificate relating to disclosure or use of Proprietary Information, references to the “Firm” shall refer to the Firm as defined in the second preceding sentence or your Related Employer, as applicable.

(n) “First Scheduled Vesting Date” means [second anniversary of January 2 following the Date of the Award].6

(o) “Fiscal Year” and “Fiscal Quarter” mean Morgan Stanley’s Fiscal Year and Morgan Stanley’s Fiscal Quarter, respectively. Morgan Stanley’s Fiscal Year [    ] begins on December 1, [    ] and ends on November 30, [    ].

(p) “Full Career Retirement” means the termination of your Employment by you or by the Firm for any reason other than under circumstances involving any cancellation event described in Section 8 and other than due to your death, Disability, a Governmental Service Termination or pursuant to a Qualifying Termination.7

[5]	The final distribution date presented in this form of Award Certificate is indicative. The final distribution date applicable to awards may vary.
[6]	The vesting schedule presented in this form of Award Certificate is indicative. The vesting schedule applicable to awards may vary.
[7]	Some awards may include age and/or service conditions in order for a termination of Employment to qualify as Full Career Retirement.

(q) “Governmental Employer” means a governmental department or agency, self-regulatory agency or other public service employer.

(r) “Governmental Service Termination” means the termination of your Employment and your commencement of employment with a Governmental Employer; provided that you have presented the Firm with satisfactory evidence demonstrating that as a result of such new employment, the divestiture of your continued interest in Morgan Stanley equity awards or continued ownership of Morgan Stanley common stock is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflicts of interest law applicable to you at such Governmental Employer.

(s) “Management Committee” means the Morgan Stanley Management Committee and any successor or equivalent committee.

(t) “Proprietary Information” means any information that may have intrinsic value to the Firm, the Firm’s clients or other parties with which the Firm has a relationship, or that may provide the Firm with a competitive advantage, including, without limitation, any trade secrets; inventions (whether or not patentable); formulas; flow charts; computer programs; access codes or other systems of information; algorithms; technology and business processes; business, product or marketing plans; sales and other forecasts; financial information; client lists or other intellectual property; information relating to compensation and benefits; and public information that becomes proprietary as a result of the Firm’s compilation of that information for use in its business, provided that such Proprietary Information does not include any information which is available for use by the general public or is generally available for use within the relevant business or industry other than as a result of your action. Proprietary Information may be in any medium or form, including, without limitation, physical documents, computer files or discs, videotapes, audiotapes, and oral communications.

(u) “Qualifying Termination” means your Separation from Service within eighteen (18) months following a Change in Control, under either of the following circumstances: (a) the Firm terminates your employment under circumstances not involving any cancellation event; or (b) you resign from the Firm due to (i) a materially adverse alteration in your position or in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control, as determined by the Committee or its delegees, or (ii) the Firm requiring your principal place of employment to be located more than 75 miles from the location where you were principally employed at the time of the Change in Control (except for required travel on the Firm’s business to an extent substantially consistent with your business travel obligations in the ordinary course of business prior to the Change in Control).

(v) “Related Employment” means your employment with an employer other than the Firm (such employer, herein referred to as a “Related Employer”), provided: (i) you undertake such employment at the written request or with the written consent of Morgan Stanley’s Global Head of Human Resources; (ii) immediately prior to undertaking such employment you were an employee of the Firm or were engaged in Related Employment (as defined herein); and (iii) such employment is recognized by the Committee in its discretion as Related Employment; and, provided further that the Firm may (A) determine at any time in its sole discretion that employment that was recognized by the Committee as Related Employment no longer qualifies as Related Employment, and (B) condition the designation and benefits of Related Employment on such terms and conditions as the Firm may determine in its sole discretion. The designation of employment as Related Employment does not give rise to an employment relationship between you and the Firm, or otherwise modify your and the Firm’s respective rights and obligations.

(w) “Scheduled Vesting Date” means the First Scheduled Vesting Date and/or the Second Scheduled Vesting Date, as the context requires.

(x) “Second Scheduled Vesting Date” means [third anniversary of January 2 following the Date of the Award].8

(i) “Separation from Service” means a separation from service with the Firm for purposes of Section 409A determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation thereto. For purposes of this definition, Morgan Stanley’s subsidiaries and affiliates include (and are limited to) any corporation that is in the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as Morgan Stanley and any trade or business that is under common control with Morgan Stanley (within the meaning of Section 414(c) of the Internal Revenue Code), determined in each case in accordance with the default provisions set forth in Treasury Regulation §1.409A-1(h)(3).

(y) “Single Closed-End Distribution Date” means [tenth anniversary of January 15 following the Date of the Award].9

(z) “Subsequent Closed-End Distribution Date” means, with respect to any Plan Interest, each [one year] anniversary from the Earliest Distribution Date until the earlier of (i) the realization of all Notional Plan Investments (in which case, the last Subsequent Closed-End Distribution Date will be the next such anniversary) or (ii) the Final Distribution Date.10

(aa) “Subsequent Open-End Distribution Date” means, with respect to any Plan Interest, each date after the Earliest Distribution Date selected by you in accordance with rules and procedures established by the Firm as a Distribution Date for Proceeds relating to Open-End Investments.

(bb) “Subsidiary” means (i) a corporation or other entity with respect to which Morgan Stanley, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such

[8]	The vesting schedule presented in this form of Award Certificate is indicative. The vesting schedule applicable to awards may vary.
[9]	The single closed-end distribution date presented in this form of Award Certificate is indicative. The single closed-end distribution date applicable to awards may vary.
[10]	The subsequent closed-end distribution date presented in this form of Award Certificate is indicative. The subsequent closed-end distribution date applicable to awards may vary.

corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which Morgan Stanley, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.

(cc) You will be deemed to have made “Unauthorized Comments” about the Firm if, while Employed or following the termination of your Employment, you make, directly or indirectly, any negative, derogatory or disparaging comment, whether written, oral or in electronic format, to any reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audiotape, computer/Internet format or any other medium) that concerns, directly or indirectly, the Firm, its business or operations, or any of its current or former agents, employees, officers, directors, customers or clients.

(dd) A “Wrongful Solicitation” occurs upon either of the following events:

(1) while Employed, including during any notice period applicable to you in connection with the termination of your Employment, or within 180 days after the termination of your Employment, directly or indirectly, in any capacity (including through any person, corporation, partnership or other business entity of any kind), you hire or solicit, recruit, induce, entice, influence or encourage any Firm employee to leave the Firm or become hired or engaged by another firm; provided, however, that this clause shall apply only to employees with whom you worked or had professional or business contact, or who worked in or with your business unit, during any notice period applicable to you in connection with the termination of your Employment or during the 180 days preceding notice of the termination of your Employment; or

(2) while Employed, including during any notice period applicable to you in connection with the termination of your Employment, or within 90 days (180 days if you are a member of the Management Committee at the time of notice of termination) after the termination of your Employment, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), you solicit or entice away or in any manner attempt to persuade any client or customer, or prospective client or customer, of the Firm (i) to discontinue or diminish his, her or its relationship or prospective relationship with the Firm or (ii) to otherwise provide his, her or its business to any person, corporation, partnership or other business entity which engages in any line of business in which the Firm is engaged (other than the Firm); provided, however, that this clause shall apply only to clients or customers, or prospective clients or customers, that you worked for on an actual or prospective project or assignment during any notice period applicable to you in connection with the termination of your Employment or during the 180 days preceding notice of the termination of your Employment.

IN WITNESS WHEREOF, Morgan Stanley has duly executed and delivered this Award Certificate as of the Date of the Award.

MORGAN STANLEY

/s/
[Name]
[Title]